                                                                Exhibit 12(c)(3)


                                                                    Confidential

Project Roundup

Background Materials


March 9, 2000

Orange Summary Statistics

                               Summary Statistics

Price per Share                                                                              $16.50

Basic Minority Shares Outstanding (millions)(a)                                                12.4

Total Consideration (excluding impact of options and transaction costs)                      $204.8

                                                                                            Premium
                                                                                            -------

Unaffected Price(a)                                                            $10.63           55%

Average Price Last 180 days(a)                                                 $10.86           52%

Price on March 3,2000(a)                                                       $14.88           11%

Price on March 8,2000                                                          $15.63            6%

                                                                               Amount      Multiple
                                                                               ------      --------

2000 EPS(a)                                                                     $1.21         13.7x

2001 EPS(e)                                                                     $1.55         10.6

LTM EBITDA(a)                                                                   $210.2          6.8


----------
(a)   Source: Orange management (January 11, 2000).
(b)   Price 30 days prior to initial offer of $13.25/share on December 1, 1999.
(c)   Calendar days prior to initial offer on December 1, 1999.
(d)   Price 1 day prior to second offer of $16.50/share on March 6, 2000.
(e)   Source: Orange management (December 15, 1999).
(f)   Actual performance through December 31, 1999.

[A line graph entitled "Orange Monthly Common Stock Price History" is depicted. The legend shows a solid line representing the stock price of Boise Cascade Office Products Corporation. The line graph shows a beginning point between $10 and $15, rising to a peak between $40 and $45 in roughly the beginning of the second quarter of 1996, with a sharp decline thereafter, followed by a series of ups and downs, ending at roughly the $15 mark.]

[A line graph entitled "Orange vs. Composites: Monthly Indexed Common Stock Price History" is depicted. The legend shows one solid line representing Composite 1 (consisting of Staples, Office Max and Office Depot) with a starting point at 100, rising to a peak just above 350 at roughly the start of the second quarter of 1996, dipping sharply to 150 by the end of the third quarter of 1996 followed by several ups and downs, leading generally upward to around 300 by the last quarter of 1998. The line then drops sharply in mid-199 to 200, ending roughly at 240. A second solid line representing Orange (Boise Cascade Office Products) begins at 100 and gradually moves up and down, rising to a high of roughly 160 around the third quarter of 1997, followed by ups and downs, with a general downward trend to a low of around 75 in the third quarter of 1998. The line then moves up and down up to a closing point of 125. The third solid line representing Composite 2 (US Office Products and Corporate Express) begins at 100 and moves upward to a peak of about 225 at the beginning of the second quarter of 1996, followed by a decline to around 80 at the close of the first quarter of 1997. The line then moves up to a second peak of around 160 at the end of the third quarter of 1997, followed by ups and downs with general downward trend to a closing point of 25.]

[A line graph entitled "Orange Twelve-Month Moving Forward P/E Multiples"" is depicted. The vertical axis is labeled "Price / Next 12 Months EPS" and is numbered, bottom to top, from 5 to 40 in increments of 5. The legend shows one solid line representing Orange (Boise Cascade Office Products) which starts at 24 and moves up and down to a peak of around 37 at roughly the second quarter of 1996, followed by a sharp drop by the beginning of the third quarter of 1996. The line moves up and down thereafter, in a general downward trend to a closing point of roughly 10.]

[Four bar graphs are depicted under the general title "Shares Traded at Specific
Prices: Orange"

The first bar graph, appearing in the upper left corner of the field is entitled "2 Years." The vertical axis is labeled "Volume (000)" and is numbered from 0 to 4,000, in increments of 500. The horizontal axis is labeled "Daily from 11/30/1997 to 11/30/1999" and is numbered from "7.00 to 7.99" to "20.00 to
22.00," in increments of 1.00. The bars show a pattern of ups and downs from a starting point of roughly 700, rising to a peak of 3,500 at 10.00, followed by a retreat to a pattern of ups and downs with a downward pattern after the 15.00 point. To the lower right of the bar graph, the following language appears:
"Weighted Average Price: 13.30." Directly below that language appears the following: "Total Shares Traded as Percent of Shares Outstanding: 34.4%."

The second bar graph, appearing in the upper right corner of the field is entitled "6 Months." The vertical axis is labeled "Volume (000)" and is numbered from 0 to 800, in increments of 100. The horizontal axis is labeled "Daily from 5/31/1999 to 11/30/1999" and is numbered from "9.50 to 9.69" to "12.30 to
13.50," in increments of 0.40. The bars here show a pattern of an increase from a starting point of 100 at 9.50-9.69 to a peak of around 590 at 10.10, followed by a dip to 300 at 10.30 and then a spike to 700 at 10.50. After the peak at 10.50, there is a marked decline to ups and downs that average 100 to a close at
200. To the lower right of the bar graph, the following language appears:
"Weighted Average Price: 10.79." Directly below that language appears the following: "Total Shares Traded as Percent of Shares Outstanding: 5.2%."

The third bar graph, appearing in the lower left corner of the field is entitled "3 Months." The vertical axis is labeled "Volume (000)" and is numbered from 0 to 500, in increments of 100. The horizontal axis is labeled "Daily from 8/31/1999 to 11/30/1999" and is numbered from "9.50 to 9.69" to "11.70 to
12.90," in increments of 0.20. The bars show a pattern of heavy volume between 9.50-10.10 with a starting point at 100, a peak of 400 at 10.10, falling off to an average of 100 from 10.30 to 10.90. The ups and downs of the bars from 11.10-11.70 and average less than 50. To the lower right of the bar graph, the following language appears: "Weighted Average Price: 10.29." Directly below that language appears the following: "Total Shares Traded as Percent of Shares
Outstanding: 2.4%."

The fourth bar graph, appearing in the lower right corner of the field is entitled "Since Initial Announcement 12/01/99." The vertical axis is labeled "Volume (000)" and is numbered from 0 to 1,400, in increments of 200. The horizontal axis is labeled "Daily from 12/1/1999 to 11/30/1999" and is numbered from "14.50 to 14.59" to "15.60 to 16.70," in increments of 0.10. The bars go up and down from the starting point of roughly 300 at 14.50 rising to peaks of around 1,200 at 14.60, 14.80 and 15.20. After 15.20, the bars fall off to an average of 100 from 15.30 to 15.60. To the lower right of the bar graph, the following language appears: "Weighted Average Price: 14.97." Directly below that language appears the following: "Total Shares Traded as Percent of Shares
Outstanding: 9.8%."]

Orange

Summary of Selected Research Analyst Estimates

                                                               EPS Estimates

Investment Bank                 Analyst                  2000              2001

Goldman Sachs                   M. Fassler               $1.25             N.A.

Brown Brothers                  D. Binder                $1.36             $1.62

J.P.Morgan                      D. Fox                   $1.25             $1.36

Midwest Research                J. Stinson               $1.25             N.A.

William Blair                   C. McDonald              $1.20             N.A.

Median IBES Estimates                                    $1.25             $1.49

Orange Management Estimates                              $1.21             $1.55

Source: IBES (March 8, 2000) and Orange management (December 15, 1999).

Comparison of Selected Public Office Products Companies
($ in millions, except per share data)
As of March 8, 2000

                                                            Levered LTM Multiples     Levered EBITDA        P/E(b)
                                                                                        Multiples(a)
                               % of 52  Equity  Levered
     Company          Price     Week    Market  Market Cap. Sales    EBITDA    EBIT    2000E    2001E    2000E    2001E
                                High     Cap.
Business Direct

Orange               $15.63    100.0%   $1,028   $1,370      0.4x     6.5x     9.2x     5.7x     5.2x    12.5x    10.5x

Buhrmann NV(c)(d)    $24.89     89.7%   $2,400   $4,741      0.6x    12.2x    18.1x     8.0x     7.1x    14.4x    12.2x

US Office Products     2.25     39.1        83    1,211       0.5     18.4     N.M.     N.A.     N.A.     N.M.     N.A.

Retail

Office Depot         $10.69     41.6%   $3,518   $3,871      0.4x     5.7x     9.5x     4.7x     4.2x     9.7x     8.3x

Officemax              6.31     52.6       790      840       0.2      4.2      7.6      3.3      3.6     10.5      9.2

Staples               19.13     53.5     8,883    9,284       1.0     13.1     17.4     12.2      7.0     22.2     16.3

--------------------------------------------------------------------------------
(a)   EBITDA projections based on Goldman Sachs Equity Research.
(b)   Based on IBES median estimates.
(c) Assumes CEXP results consolidated pro forma as of 1/1/99. EBITDA projections based on Dresdner Kleinwort Benson Research (2/11/00).
(d) Exchange rate of 1 Euro = $0.957 as of 03/08/00 used for conversion of Buhrmann financials.

Orange

Discounted Cash Flow Analysis - - Management Forecast
US$ millions except per share data

As of January 1, 2000

Financial Sensitivity

                           Equity Value per Share (a)
           ----------------------------------------------------------
            Discount                EBITDA Exit Multiple
              rate     ----------------------------------------------
                        4.5x      5.0x      5.5x      6.0x      6.5x
              10.0%    $14.04    $15.83    $17.61    $19.40    $21.19
              12.0%    $12.50    $14.13    $15.76    $17.39    $19.03
              14.0%    $11.10    $12.60    $14.09    $15.59    $17.08
           ----------------------------------------------------------

Operating Sensitivity

                         Equity Value per Share (a) (b)
           ----------------------------------------------------------
           Change in              Change in Sales Growth
           Operating  -----------------------------------------------
            Margin    (5.0)%    (2.5)%     0.0%      2.5%      5.0%
            (1.0)%     $9.63    $10.58    $11.62    $12.74    $13.96
            (0.5)%    $11.34    $12.46    $13.69    $15.02    $16.47
             0.0%     $13.04    $14.34    $15.76    $17.30    $18.97
             0.5%     $14.75    $16.22    $17.83    $19.58    $21.48
             1.0%     $16.45    $18.11    $19.91    $21.86    $23.99

(a)   Based on $341.5 million of net debt as of 12/31/99
(b) To illustrate sensitivities of per share values and based on 5.5x EBITDA exit multiple in 2004 and a 12.0% discount rate

Selected Transactions in the U.S. Contract Stationery Industry

                                                                                                     LTM Levered Multiples
                                                                                        Aggregate
  Date                                                                     Change of  Consideration
Effective               Acquiror                        Target              Control    ($ million)    Sales   EBITDA  EBIT

 10/1999     Buhrmann NV                      Corporate Express                Yes        $2,292       0.6x    9.5x   13.2x

 04/1999     Clayton, Dubilier & Rice Inc.    US Office Products Co.(a)      See (a)       51(b)       0.6     8.8    13.7

 09/1998     Koninklijke KNP BT NV            BT Office Products (remaining    No           138        0.3     6.2    10.2
                                              30% stake)

 06/1998     Clayton, Dubilier & Rice Inc.    US Office Products Co. (25%      No           270        0.7     9.9    13.5
                                              stake)(b)

                                                                                      Post-Synergy   Multiple
                                                                           Announced
  Date                                                                      Annual
Effective               Acquiror                        Target             Synergies     EBITDA        EBIT

 10/1999     Buhrmann NV                      Corporate Express              $100.0       6.7x         8.4x

 04/1999     Clayton, Dubilier & Rice Inc.    US Office Products Co.(a)         -          -            -

 09/1998     Koninklijke KNP BT NV            BT Office Products (remaining     -          -            -
                                              30% stake)

 06/1998     Clayton, Dubilier & Rice Inc.    US Office Products Co. (25%       -          -            -
                                              stake)(b)

Information based on Securities Data Corporation and publicly available data.
(a) Clayton, Dubilier & Rice invested an additional $51 mm in US Office Products. Assumes 48.1% ownership and 52.8mm fully diluted shares. LTM multiples based on $1,202 in net debt.
(b) Clayton, Dubilier & Rice invested $270mm for a 25% interest in US Office Products as well as warrants for an additional 25% of the company. LTM multiples based on an assumed value of $65mm for warrants, $250mm equity stake, and $1,156 in net debt.

[A bar graph entitled "Comparison of Select Minority Buyouts: Premium of Final Price vs. Stock Price Four Weeks Prior to Announcement" is depicted. The vertical axis is labeled "Frequency" and is numbered, bottom to top, from 0 to 14 in increments of 2. The horizontal axis is labeled "% Premium" and is marked, left to right, "-10 to 0," "0 to 15," "15 to 30," "30 to 45," "45 to 60," "60 to
75" and "75 to 80." The bars rise from a starting point of 2 at -10 to 0, rising to a peak of 12 on 15 to 30, falling to 6 and 7 and 30 to 45 and 45 to 60, respectively, followed by a drop off to 2 and less thereafter. To the far left of the graph appears the following language: "Mean Bid: 31.0%." Immediately below that language appears the following: "Median Bid: 28.8%." The source appears at the bottom of the page as "Securities Data Corporation, 3/8/2000."]